As filed with the Securities and Exchange Commission on December 15, 2015

Registration No. 333-175371

Registration No. 333-192743

Registration No. 333-194189

Registration No. 333-202310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration 333-175371

Form S-8 Registration 333-192743

Form S-8 Registration 333-194189

Form S-8 Registration 333-202310

Form S-8

Registration Statement

Under

The Securities Act of 1933

HomeAway, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-0970381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(Address of principal executive offices, including zip code)

HomeAway, Inc. 2011 Equity Incentive Plan

HomeAway, Inc. 2005 Stock Plan, As Amended

HomeAway, Inc. 2004 Stock Plan, As Amended

(Full title of the plan)

Brian H. Sharples

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(512) 684-1100

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias, Esq.

Robert T. Ishii, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

900 South Capital of Texas Hwy

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

(512) 338-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by HomeAway, Inc. (“HomeAway” or the “Company” or “Registrant”) remove from registration all shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-175371), which was filed with the SEC on July 6, 2011, pertaining to the registration of (i) 513,596 shares of Common Stock reserved for future issuance under the HomeAway, Inc. 2011 Equity Incentive Plan, (ii) 212,395 shares of Common Stock outstanding under the HomeAway, Inc. 2011 Equity Incentive Plan, (iii) 46,729 shares of Common Stock outstanding under the HomeAway, Inc. 2005 Stock Plan, as amended and (iv) 11,174,681 shares of Common Stock outstanding under the HomeAway, Inc. 2004 Stock Plan, as amended.

•	Registration Statement on Form S-8 (No. 333-192743), which was filed with the SEC on December 10, 2013, pertaining to the registration of 6,565,061 shares of Common Stock reserved for future issuance under the HomeAway, Inc. 2011 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-194189), which was filed with the SEC on February 27, 2014, pertaining to the registration of 3,694,442 shares of Common Stock reserved for future issuance under the HomeAway, Inc. 2011 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-202310), which was filed with the SEC on February 26, 2015 pertaining to the registration of 3,780,613 shares of Common Stock, reserved for future issuance under the HomeAway, Inc. 2011 Equity Incentive Plan.

On November 4, 2015, HMS 1 Inc. (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Expedia, Inc. (“Parent”), and Parent entered into an agreement and plan of reorganization (the “Merger Agreement”) with the Company. Pursuant to the Merger Agreement, on December 15, 2015, Purchaser will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger, and then immediately following the First Merger, the Company will merge with and into Expedia (such merger together with the First Merger, the “Mergers”), with Expedia being the surviving corporation.

In connection with the Mergers, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

-ii-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 15th day of December, 2015.

HomeAway, Inc.

By:	/s/ Brian H. Sharples
Brian H. Sharples
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, these Post-Effective Amendments to the above-referenced Registration Statements have been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian H. Sharples Brian H. Sharples	Director, President and Chief Executive Officer (principal executive officer)	December 15, 2015

/s/ Lynn Atchison Lynn Atchison	Chief Financial Officer (principal financial officer and principal accounting officer)	December 15, 2015

/s/ Charles C. Baker Charles C. Baker	Director	December 15, 2015

/s/ Simon Breakwell Simon Breakwell	Director	December 15, 2015

/s/ Jeffrey D. Brody Jeffrey D. Brody	Director	December 15, 2015

/s/ Kevin Krone Kevin Krone	Director	December 15, 2015

/s/ Carl G. Shepherd Carl G. Shepherd	Director	December 15, 2015

/s/ Simon Lehmann Simon Lehmann	Director	December 15, 2015

/s/ Christopher P. Marshall Christopher P. Marshall	Director	December 15, 2015

/s/ Tina Sharkey Tina Sharkey	Director	December 15, 2015